KEIP elements Element Summary of terms Performance weighting 2/3 on operating milestones (production*, LOE, and safety) 1/3 on emergence milestones (POR or sale of substantially all assets) Measurement period Operating milestones measured on a cumulative basis against monthly goals, from the filing through the month of the emergence event, i.e., the sooner of: Plan of reorganization, or Sale of substantially all assets Award potential No guaranteed amount $2.4mm in total at target Potential range from 50% - 150% of target Payment period Within five days of the first to occur of the approval of the POR or the closing of the sale Form of payment Cash award Termination treatment Termination due to death, disability, or involuntary not for cause earns a target award Termination for any other reason will result in forfeiture of the award Privileged & Confidential – Prepared at the Request of Counsel © 2018 Willis Towers Watson. All rights reserved. Proprietary and Confidential. For Willis Towers Watson and Willis Towers Watson client use only. Four executives who are likely to be considered “insiders” (subject to review by counsel) * Production goals are based on wellhead inlet rates for three key areas and include gas and condensate. Exhibit 99.2

KEIP aggregate illustration © 2018 Willis Towers Watson. All rights reserved. Proprietary and Confidential. For Willis Towers Watson and Willis Towers Watson client use only. 67% of the KEIP is allocated to operating milestones Performance over the measurement period will be compared to cumulative monthly goals Goals shown below illustrate the goals if the measurement period runs from May 2018 through December 2018 33% is allocated to emergence milestones Privileged & Confidential – Prepared at the Request of Counsel * Production goals are based on wellhead inlet rates for three key areas and include gas and condensate. Goals will be adjusted for any restricted flow caused by plant down time, compression or residue pipeline up to 1% of totals.

KEIP individual illustration Target awards total $2.35mm, allocated to participants as follows: Privileged & Confidential – Prepared at the Request of Counsel © 2018 Willis Towers Watson. All rights reserved. Proprietary and Confidential. For Willis Towers Watson and Willis Towers Watson client use only. ($000s) Operating (67%) payouts Emergence (33%) payouts Total KEIP payouts Below Below Below Incumbent Threshold Threshold Target Max Threshold Threshold Target Max Threshold Threshold Target Max A $0 $333 $667 $1,000 $0 $167 $333 $500 $0 $500 $1,000 $1,500 B $0 $167 $333 $500 $0 $83 $167 $250 $0 $250 $500 $750 C $0 $167 $333 $500 $0 $83 $167 $250 $0 $250 $500 $750 D $0 $117 $233 $350 $0 $58 $117 $175 $0 $175 $350 $525 Total $0 $783 $1,567 $2,350 $0 $392 $783 $1,175 $0 $1,175 $2,350 $3,525 % of target 0% 50% 150% 0% 50% 150% 0% 50% 150%